Exhibit 99

CyberOptics Reports Solid Fourth Quarter Operating Results

Earnings Exceed Quarterly Financial Guidance

Minneapolis, MN—February 16, 2011—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2010 ended December 31.

■	Consolidated sales totaled $13,966,000, up 56% from $8,975,000 in the fourth quarter of 2009.
■	Operating income was $1,041,000, compared to the operating loss of $1,560,000 in last year’s fourth quarter.
■	Net income came to $971,000 or $0.14 per diluted share, compared to the net loss of $1,619,000 or $0.24 per diluted share in the year-earlier period.
■	Cash and marketable securities totaled $22,100,000 at the end of the fourth quarter, up from $21,879,000 at the beginning of 2010.

For full-year 2010, CyberOptics reported consolidated sales of $56,951,000, an increase of 110% from $27,066,000 in 2009. Earnings in 2010 were $3,135,000 or $0.45 per diluted share, compared to the net loss of $6,816,000 or $1.00 per share in 2009.

Kathleen P. Iverson, chief executive officer and chair, commented: “Fourth quarter sales were at the upper end of our previously-issued guidance for this period, while our earnings exceeded our forecast for this period. The sales performance of our three product lines—electronic assembly sensors, inspection systems and semiconductor products—largely tracked our fourth quarter projections and were consistent with normal seasonal factors. During the quarter, our next-generation solder paste and automated optical inspection (AOI) systems received growing market acceptance. Demand for our new QX500 AOI system was particularly encouraging, and this system is now operational on the production lines of one of the world’s largest original design manufacturers, a customer that was previously using our solder paste inspection but not our AOI systems. We expect to continue leveraging our solder paste customers in this way to increase our penetration of the AOI market. QX500 sales also included recognition of a significant order that was deferred from the third quarter. In addition, we recorded growing demand for our line of WaferSense semiconductor products as quarterly revenues rose 47% from the fourth quarter of 2009 to approximately $1.1 million. We also continued shipping solar wafer alignment cameras to our solar partner, DEK, for the photovoltaic cell market. CyberOptics’ earnings for this period benefited from a foreign exchange gain and reduced income tax expense, reflecting passage of the federal R&D tax credit. CyberOptics’ earnings still would have exceeded our fourth quarter guidance in the absence of these favorable items.”

She continued: “We recently received a significant new order for solar wafer alignment cameras from DEK that is scheduled to ship in this year’s first quarter. We believe our participation in the solar market has substantial potential for the full year. In addition, we signed an agreement with a new OEM partner under which our SE500 inspection sensor will be integrated into our partner’s solder paste inspection system. Initial sales are anticipated later this year. This agreement, which will further extend our reach into the solder paste inspection market, has the potential to contribute a significant level of profitability for CyberOptics as this partnership is rolled out.”

Iverson added: “We expect to continue capitalizing upon the ongoing upturn of the global electronics market through our next-generation inspection systems, products for new markets such as solar, and our targeted marketing strategies, all of which are enabling us to strengthen existing customer relationships, win important new customers and expand the overall size of CyberOptics’ addressable market. In addition, various customers have indicated plans to add production capacity and start deploying certain of our new products during the period that coincides with our second and third quarters. For these reasons, we are optimistic about CyberOptics full-year prospects.”

CyberOptics ended the fourth quarter with an order backlog of $7.2 million, compared to $12.8 million at the end of the third quarter. The majority of this backlog is scheduled to ship in this year’s first and second quarters. For the first quarter of 2011 ending March 31, typically CyberOptics seasonally lightest quarter, the company is forecasting earnings of $0.06 to $0.10 per diluted share on sales of $12.5 to $13.5 million. For full-year 2011, the company is forecasting sales of $60 to $65 million and earnings of $0.60 to $0.70 per diluted share.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2011; success of anticipated new OEM and end-user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available at 303-590-3030 with the 4408325 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Revenue	$13,966	$8,975	$56,951	$27,066
Cost of revenue	7,579	5,683	31,989	17,861
Gross margin	6,387	3,292	24,962	9,205
Research and development expenses	1,956	1,510	7,354	7,130
Selling, general and administrative expenses	3,345	3,297	13,766	12,766
Restructuring and severance costs	―	―	―	363
Amortization of intangibles	45	45	181	181
Income (loss) from operations	1,041	(1,560)	3,661	(11,235)
Interest income and other	117	89	268	539
Income (loss) before income taxes	1,158	(1,471)	3,929	(10,696)
Provision (benefit) for income taxes	187	148	794	(3,880)
Net income (loss)	$971	$(1,619)	$3,135	$(6,816)
Net income (loss) per share - Basic	$0.14	$(0.24)	$0.46	$(1.00)
Net income (loss) per share - Diluted	$0.14	$(0.24)	$0.45	$(1.00)
Weighted average shares outstanding - Basic	6,885	6,820	6,861	6,793
Weighted average shares outstanding - Diluted	6,924	6,820	6,907	6,793

Condensed Consolidated Balance Sheets

	Dec. 31, 2010 (Unaudited)	Dec. 31, 2009
Assets
Cash and cash equivalents	$8,427	$4,177
Marketable securities	7,289	14,557
Accounts receivable, net	11,306	8,389
Inventories	14,215	7,745
Income tax refunds and deposits	―	2,499
Other current assets	1,232	1,130
Deferred tax assets	2,036	2,040
Total current assets	44,505	40,537

Marketable securities	6,384	3,145
Intangible and other assets, net	1,004	1,211
Fixed assets, net	1,896	1,921
Other assets	173	163
Deferred tax assets	3,902	4,160
Total assets	$57,864	$51,137

Liabilities and Stockholders’ Equity
Accounts payable	$5,216	$3,652
Accrued expenses	3,645	2,537
Total current liabilities	8,861	6,189

Other liabilities	686	546
Total liabilities	9,547	6,735

Total stockholders’ equity	48,317	44,402
Total liabilities and stockholders’ equity	$57,864	$51,137

Backlog Schedule:
1st Quarter 2011		$6,429
2nd Quarter and beyond		747
Total backlog		$7,176